                                                                    Exhibit 99.3


SALTON COMPLETES SALE OF TABLETOP ASSETS FOR $14.2 MILLION

DIVESTITURE CONTINUES COMPANY'S STRATEGY TO FOCUS ON CORE BRANDS

LAKE FOREST, Ill.--(BUSINESS WIRE)--September 19, 2005--Salton, Inc. (NYSE: SFP) announced today that it has completed the sale of certain tabletop assets to Lifetime Brands, Inc. (NASDAQ: LCUT) for approximately $14.2 million. Under the transaction, Salton will divest the Block(R) and Sasaki(R) brands, licenses to market Calvin Klein(R) and NapaStyle(TM) tabletop products and distribution of upscale crystal products under the Atlantis(R) brand. In addition, Salton will enter into a new license with Lifetime Brands enabling it to market tabletop products under the Stiffel(R) brand.

"The divestiture of our tabletop assets represents another step in our plans to improve our balance sheet and focus on our core business," said Leon Dreimann, Salton's CEO. "This transaction, combined with the announced sale of our stake in Amalgamated Appliance and our recently completed Exchange Offer, improves the Company's liquidity and allows Salton to allocate resources to businesses in our core competencies."

About Salton, Inc.

Salton, Inc. is a leading designer, marketer and distributor of branded, high quality small appliances, electronics, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, tabletop products, time products, lighting products, picture frames and personal care and wellness products. The company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse (TM), Toastmaster(R), Mellitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). It believes its strong market position results from its well-known brand names, high quality and innovative products, strong relationships with its customers base and its focused outsourcing strategy.

Certain matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: Salton's ability to close the sale of its 52.6% ownership interest in AMAP; Salton's ability to repay 10-3/4% Subordinated Notes due December 15, 2005 that remain outstanding after Salton's private exchange offer; Salton's ability to realize the benefits it expects from its U.S. restructuring plan; Salton's substantial indebtedness and restrictive covenants in Salton's debt instruments; Salton's ability to access the capital markets on attractive terms or at all; Salton's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of Salton's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in Salton's Securities and Exchange Commission Filings.

-------------------
Contact:
     CEOcast, Inc. For Salton
     Ken Sgro, 212-732-4300 x224